Exhibit 99.1 Contact: Sandy Rowland 203.328.3500 sandy.rowland@harman.com

HARMAN Reports First Quarter Fiscal Year 2015 Results

•	Net sales increase 22% to $1.4 billion

•	Operational EPS increases 38% to $1.31; operational EBITDA up 33% to $164 million

•	Secures over $2 billion of new automotive awards during the quarter

•	Board authorizes $500 million share repurchase program

•	Confirms full year guidance for fiscal year 2015

STAMFORD, CT, October 30, 2014 – Harman International Industries, Incorporated (NYSE: HAR), the premier audio, visual, infotainment and enterprise automation group, today announced results for the first quarter ended September 30, 2014.

Net sales for the first quarter were $1.43 billion, an increase of 22 percent compared to the same period in the prior year. Infotainment net sales increased 17 percent due to expansion of recently launched platforms, stronger automotive production, and higher take rates. Lifestyle net sales grew 27 percent driven by strong demand for the Company’s home and multimedia product lines and an increase in automotive production and higher take rates in car audio. Net sales in the Professional division increased primarily as a result of the expansion of the Company’s product portfolio into video switching and enterprise automation.

On a GAAP basis, first quarter operating income was $116 million, compared to $69 million in the same period in the prior year, and earnings per diluted share were $1.18 for the quarter compared to $0.66 in the same period in the prior year. Excluding restructuring and other non-recurring items, first quarter operating income was $128 million compared to $93 million in the same period in the prior year and earnings per diluted share were $1.31 compared to $0.95.

“We are pleased that our fiscal year is off to a solid start with 22 percent top-line growth, which also resulted in EBITDA expansion. We continue to see rising take rates for an embedded connected car experience. The fundamentals of our business are intact and despite fluctuations in foreign currency rates, we are confident in our full year guidance,” said Dinesh C. Paliwal, the Company’s Chairman, President and Chief Executive Officer. “Looking further out, demand from automakers for innovative embedded infotainment and car audio solutions remains robust as evidenced by over $2 billion of new automotive awards that we secured in the first quarter of this fiscal year. These proof points give us the confidence to put in place a three year $500 million share buy-back program.”

FY 2015 Key Figures – Total Company	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY15	3M FY14	Including Currency Changes	Excluding Currency Changes[1]
Net sales	1,429	1,172	22%	22%
Gross profit	415	322	29%	29%
Percent of net sales	29.0%	27.4%
SG&A	299	252	18%	19%
Operating income	116	69	67%	68%
Percent of net sales	8.1%	5.9%
EBITDA	153	101	52%	52%
Percent of net sales	10.7%	8.6%
Net Income attributable to HARMAN International Industries, Incorporated	83	46	79%	82%
Diluted earnings per share	1.18	0.66	79%	82%
Restructuring & non-recurring costs	12	24
Non-GAAP - operational[1]
Gross profit	418	324	29%	29%
Percent of net sales	29.2%	27.6%
SG&A	290	230	26%	26%
Operating income	128	93	37%	39%
Percent of net sales	8.9%	8.0%
EBITDA	164	123	33%	34%
Percent of net sales	11.5%	10.5%
Net Income attributable to HARMAN International Industries, Incorporated	92	67	37%	41%
Diluted earnings per share	1.31	0.95	38%	41%
Shares outstanding – diluted (in millions)	70	70

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Summary of Operations – Gross Margin and SG&A

Non-GAAP gross margin for the first quarter of fiscal 2015 increased 160 basis points to 29.2 percent. The improvement was primarily due to the impact of higher sales volume utilizing a more efficient fixed production cost base and favorable product mix.

In the first quarter of fiscal 2015, SG&A expense as a percentage of net sales increased 64 basis points to 20.3 percent on a non-GAAP basis due to increased investments in marketing and integration expenses related to recent acquisitions.

Investor Call Today October 30th, 2014

At 11:00 a.m. EDT today, HARMAN’s management will host an analyst and investor conference call to discuss the first quarter results. Those who want to participate via audio in the earnings conference call should dial 1 (800) 897 5813 (U.S.) or +1 (212) 231 2909 (International) ten minutes before the call and reference HARMAN, Access Code: 21735476.

In addition, HARMAN invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents. The fiscal first quarter earnings release and supporting materials were posted on the site at approximately 7:00 a.m. EDT today.

A replay of the call will also be available following its completion at approximately 1:00 p.m. EDT. The replay will be available through Thursday, January 30th, 2015 at 1:00 p.m. EDT. To listen to the replay, dial 1 (800) 633 8284 (U.S.) or +1 (402) 977 9140 (International), Access Code: 21735476. If you need technical assistance, call the toll-free Global Crossing Customer Care Line at 1 (800) 473 0602 (U.S.) or +1 (303) 446 4604 (International).

General Information

HARMAN (www.harman.com) designs, manufactures and markets premier audio, visual, infotainment and enterprise automation solutions for the automotive, consumer and professional markets. With leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson ® and Revel®, the Company is admired by audiophiles, musicians and the entertainment venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of approximately 16,600 people across the Americas, Europe, and Asia and reported sales of $5.6 billion for the 12 months ended September 30, 2014.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended. One should not place undue reliance on these statements. The Company bases these statements on particular assumptions that it has made in light of its industry experience, as well as its perception of historical trends, current market conditions, current economic data, expected future developments and other factors that the Company believes are appropriate under the circumstances. These statements involve risks, uncertainties and assumptions that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) the Company’s ability to maintain profitability in its infotainment division if there are delays in its product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (4) the Company’s ability to successfully implement its global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of its manufacturing, engineering, procurement and administrative organizations; (5) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (6) the inability of the Company’s suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (7) the Company’s ability to maintain a competitive technological advantage through innovation and leading product designs; (8) the Company’s failure to maintain the value of its brands and implementing a sufficient brand protection program; and (9) other risks detailed in Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement except as required by law.

This earnings release also makes reference to the Company’s awarded business, which represents the estimated future lifetime net sales for all customers. The Company’s future awarded business does not represent firm customer orders. The Company reports its awarded business primarily based on written award letters from our customers. To validate these awards, the company uses various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. These assumptions are updated and reported externally on an annual basis. The Company updates the estimates and awarded business quarterly by adding the value of new awards received and subtracting sales recorded during the quarter. These quarterly updates do not include any assumptions for increased take rates, revisions to product life cycle, or any other factors.

APPENDIX

Infotainment Division

FY 2015 Key Figures – Infotainment	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY15	3M FY14	Including Currency Changes	Excluding Currency Changes[1]
Net sales	748	640	17%	17%
Gross profit	176	141	25%	25%
Percent of net sales	23.6%	22.1%
SG&A	99	109	(9%)	(9%)
Operating income	77	32	139%	140%
Percent of net sales	10.3%	5.1%
EBITDA	94	48	95%	96%
Percent of net sales	12.6%	7.6%
Restructuring & non-recurring costs	1	22
Non-GAAP - operational[1]
Gross profit	178	143	25%	25%
Percent of net sales	23.8%	22.3%
SG&A	99	88	12%	12%
Operating income	79	55	44%	47%
Percent of net sales	10.5%	8.5%
EBITDA	94	69	36%	38%
Percent of net sales	12.6%	10.8%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter of fiscal 2015 were $748 million, an increase of 17 percent compared to the same period in the prior year. The increase in net sales was due to the expansion of recently launched platforms, stronger automotive production, and higher take-rates.

On a non-GAAP basis in the first quarter of fiscal 2015, gross margin increased 146 basis points to 23.8 percent compared to the prior year primarily due to the impact of improved leverage on fixed production costs and benefits from footprint migration restructuring initiatives. SG&A spending decreased 55 basis points due to improved operating leverage on higher sales.

Infotainment Division Highlights

In addition to the previously announced competitive replacement award from Subaru and the follow-on award from Audi, HARMAN secured new business awards from DongFeng, Jaguar Land Rover (JLR) and Honda Motorcycles. The Company also won several new software services contracts during the quarter.

The Company’s recently launched platforms with Daimler, Toyota, BMW, Volkswagen, Porsche, Audi, and Fiat Chrysler were expanded to additional carlines. At the Paris Motor Show, HARMAN’s infotainment solutions were showcased by JLR in the newly announced Land Rover Discovery Sport and the Jaguar XE.

General Motors presented a 2014 Supplier Quality Excellence Award to HARMAN for its connectivity technologies.

Lifestyle Division

FY 2015 Key Figures – Lifestyle	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY15	3M FY14	Including Currency Changes	Excluding Currency Changes[1]
Net sales	426	334	27%	28%
Gross profit	135	107	26%	26%
Percent of net sales	31.6%	32.0%
SG&A	85	66	29%	29%
Operating income	50	41	21%	22%
Percent of net sales	11.7%	12.3%
EBITDA	59	50	20%	21%
Percent of net sales	13.9%	14.8%
Restructuring & non-recurring costs	4	2
Non-GAAP - operational[1]
Gross profit	136	108	27%	27%
Percent of net sales	32.0%	32.1%
SG&A	83	65	28%	28%
Operating income	53	43	25%	26%
Percent of net sales	12.6%	12.8%
EBITDA	63	50	25%	25%
Percent of net sales	14.8%	15.1%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter of fiscal 2015 were $426 million, an increase of 27 percent compared to the same period in the prior year, or 28 percent excluding the impact of foreign currency translation. The growth in home and multimedia was primarily due to new product introductions and the expansion of global distribution channels. The growth in car audio was primarily driven by the expansion of recently launched programs, stronger automotive production, and higher take rates.

On a non-GAAP basis in the first quarter of fiscal 2015, gross margin of 32 percent and SG&A expense as a percentage of sales of 19.4 percent were essentially in line with the prior year.

Lifestyle Division Highlights

During the quarter, HARMAN secured new car audio awards from Daimler, Porsche, Toyota, and Subaru. The Company launched new car audio systems in the Lexus RC, the Volvo XC90, the new BMW i8 hybrid sports car, and two Smart car models. The Mark Levinson system in the Lexus RC includes HARMAN’s proprietary Clari-Fi technology, which automatically restores the audio quality of all types of compressed and streaming music sources.

In the Company’s home and multimedia business, HARMAN introduced 58 new products at the IFA trade show in Germany. The Harman Kardon Esquire Mini, the AKG K845BT Bluetooth headphones and the JBL Authentics won EISA awards. At the CEDIA Expo, which showcases the Company’s luxury solutions, HARMAN received two “Best of Show” awards for the Mark Levinson integrated amplifier with Clari-Fi technology and the JBL Synthesis multi-channel amplifier.

HARMAN entered into a strategic partnership agreement with Media-Saturn Holdings, the largest consumer electronics retailer in Europe. HARMAN will continue to strengthen and expand its global distribution channels and as part of the strategic partnership with the Media-Saturn Holdings, it will become the audio category leader in their stores. Additionally, HARMAN entered into a strategic marketing agreement with the National Basketball Association (NBA). This comprehensive, multi-year marketing and merchandising partnership makes HARMAN the official headphones, speaker, and audio partner of the NBA, Women’s National Basketball Association (WNBA), and Team USA.

Professional Division

FY 2015 Key Figures – Professional	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY15	3M FY14	Including Currency Changes	Excluding Currency Changes[1]
Net sales	254	197	29%	29%
Gross profit	103	73	41%	41%
Percent of net sales	40.7%	37.1%
SG&A	80	47	71%	71%
Operating income	23	26	(12%)	(12%)
Percent of net sales	9.1%	13.4%
EBITDA	32	31	4%	4%
Percent of net sales	12.7%	15.7%
Restructuring & non-recurring costs	5	0
Non-GAAP - operational[1]
Gross profit	103	73	41%	41%
Percent of net sales	40.7%	37.2%
SG&A	75	46	62%	62%
Operating income	28	27	4%	4%
Percent of net sales	11.1%	13.6%
EBITDA	37	31	18%	18%
Percent of net sales	14.6%	15.9%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter of fiscal 2015 were $254 million, an increase of 29 percent compared to the prior year. The increase in net sales is primarily due to the expansion of the Company’s product portfolio into video switching and enterprise automation, as a result of the acquisition of AMX.

On a non-GAAP basis in the first quarter of fiscal 2015, gross margin increased 349 basis points to 40.7 percent and SG&A expense as a percentage of sales increased to 29.6 percent compared to 23.5 percent in the prior year. Both of these increases are primarily due to the expansion of the Company’s product portfolio into video switching and enterprise automation (AMX).

Professional Division Highlights

During the first quarter, the Company’s audio, video, lighting and enterprise automation and control system solutions were selected by leading system integrators and installers around the world. Notable projects include NBA stadiums in Atlanta and Cleveland, Conde Nast and Erste Bank headquarters, and an audio award for 300 new cinema screens in Indonesia. HARMAN’s products also powered a wide range of televised award shows, high-profile special events, and music festivals and tours.

The Company launched 28 new products during the quarter. Several products were honored with best of show and innovation awards including Studer’s new Infinity Core broadcasting technology platform, AMX’s Enzo Presentation System and new NX Series Controllers.

Other (Corporate)

FY 2015 Key Figures – Other	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY15	3M FY14	Including Currency Changes	Excluding Currency Changes[1]
SG&A	35	31	13%	13%
Restructuring & non-recurring costs	2	0
Non-GAAP - operational[1]
SG&A	33	31	7%	7%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Other (Corporate) SG&A expense includes compensation, benefit and occupancy costs for corporate employees, new technology innovation, and expenses associated with the Company’s brand identity campaign. On a non-GAAP basis in the first quarter of fiscal 2015, SG&A expense as a percentage of the Company’s net sales was unchanged compared to the prior year.

HARMAN International Industries, Incorporated

Consolidated Statements of Income

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30,
	2014	2013
Net sales	$1,428,922	$1,171,805
Cost of sales	1,014,290	850,156
Gross profit	414,632	321,649
Selling, general and administrative expenses	298,849	252,267
Operating income	115,783	69,382
Other expenses:
Interest expense, net	2,677	1,970
Foreign exchange losses (gains), net	60	861
Miscellaneous, net	2,340	1,329
Income before income taxes	110,706	65,222
Income tax expense, net	27,772	18,676
Equity in net loss of unconsolidated subsidiaries	0	94
Net income	82,934	46,452
Net income attributable to non-controlling interest	(39)	0

Net income attributable to HARMAN International Industries, Incorporated	$82,973	$46,452

Earnings per share:
Basic	$1.20	$0.67
Diluted	$1.18	$0.66
Weighted average shares outstanding:
Basic	69,301	69,547
Diluted	70,194	70,371

HARMAN International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	September 30,	June 30,
	2014	2014
ASSETS
Current Assets
Cash and cash equivalents	$397,762	$581,312
Short-term investments	0	0
Receivables, net	907,037	894,579
Inventories	745,683	662,128
Other current Assets	371,862	320,852
Total current assets	2,422,343	2,458,871
Property, plant and equipment, net	491,077	509,856
Goodwill	526,040	540,952
Deferred tax assets, long-term, net	141,695	170,558
Other assets	478,159	445,353

Total assets	$4,059,314	$4,125,590

LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$37,500	$35,625
Short-term debt	2,893	3,736
Accounts payable	746,452	697,553
Accrued liabilities	546,894	566,722
Accrued warranties	160,027	155,472
Income taxes payable	25,002	26,544
Total current liabilities	1,518,768	1,485,652
Borrowings under revolving credit facility	200,000	300,000
Long-term debt	210,030	219,407
Pension liability	180,088	186,352
Other non-current liabilities	97,783	141,158
Total liabilities	2,206,669	2,332,569
Total HARMAN International Industries, Incorporated shareholders’ equity	1,852,238	1,792,578
Noncontrolling interest total equity	408	443
Total equity	1,852,645	1,793,021

Total liabilities and equity	$4,059,314	$4,125,590

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands except earnings per share data; unaudited)	Three Months Ended September 30, 2014
	GAAP	Adjustments	Non-GAAP – Operational
Net sales	$1,428,922	$0	$1,428,922
Cost of sales	1,014,290	(2,923)[a]	1,011,367
Gross profit	414,632	2,923	417,555
Selling, general and administrative expenses	298,849	(8,885)[b]	289,964
Operating income	115,783	11,808	127,591
Other expenses:
Interest expense, net	2,677	0	2,677
Foreign exchange losses, net	60	(0)	60
Miscellaneous, net	2,340	(0)	2,340
Income before income taxes	110,706	11,808	122,514
Income tax expense, net	27,772	2,886 [c]	30,658
Net income	82,934	8,922	91,856
Net income attributable to non-controlling interest	(39)	0	(39)

Net income attributable to HARMAN International Industries, Incorporated	$82,973	$8,922	$91,895

Earnings per share:
Basic	$1.20	$0.13	$1.33
Diluted	$1.18	$0.13	$1.31
Weighted average shares outstanding:
Basic	69,301		69,301
Diluted	70,194		70,194

a)	Restructuring expense in Cost of Sales was $2.9 million for projects to increase manufacturing productivity.
b)	Restructuring expense in SG&A was $4.0 million primarily due to projects to increase productivity in engineering, manufacturing and administrative functions; other non-recurring expense included in SG&A was $4.9 million.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these consolidated financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands except earnings per share data; unaudited)	Three Months Ended September 30, 2013
	GAAP	Adjustments	Non-GAAP - Operational
Net sales	$1,171,805	$0	$1,171,805
Cost of sales	850,156	(2,049)[a]	848,107
Gross profit	321,649	2,049	323,698
Selling, general and administrative expenses	252,267	(21,986)[b]	230,281
Operating income	69,382	24,035	93,417
Other expenses:
Interest expense, net	1,970	0	1,970
Foreign exchange losses, net	861	0	861
Miscellaneous, net	1,329	(0)	1,329
Income before income taxes	65,222	24,035	89,257
Income tax expense, net	18,676	3,621 [c]	22,297
Equity in net loss of unconsolidated subsidiaries	94	0	94
Net income	46,452	20,414	66,866
Net income attributable to non-controlling interest	0	0	0

Net income attributable to HARMAN International Industries, Incorporated	$46,452	$20,414	$66,866

Earnings per share:
Basic	$0.67	$0.29	$0.96
Diluted	$0.66	$0.29	$0.95
Weighted average shares outstanding:
Basic	69,547		69,547
Diluted	70,371		70,371

a)	Restructuring expense in Cost of Sales was $2.0 million for projects to increase manufacturing productivity.
b)	Restructuring expense in SG&A was $22.0 million primarily due to projects to increase productivity in engineering and administrative functions.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the statutory tax rate within that specific country.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these consolidated financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Three Months Ended September 30		Increase / (Decrease)
	2014	2013
Net sales - nominal currency	$1,428,922	$1,171,805	22%
Effects of foreign currency translation (1)		(676)

Net sales - local currency	1,428,922	1,171,129	22%

Gross profit - nominal currency	414,632	321,649	29%
Effects of foreign currency translation (1)		(731)

Gross profit - local currency	414,632	320,918	29%

SG&A & Other - nominal currency	298,849	252,267	18%
Effects of foreign currency translation (1)		(110)

SG&A & Other - local currency	298,849	252,157	19%

Operating income - nominal currency	115,783	69,382	67%
Effects of foreign currency translation (1)		(621)

Operating income - local currency	115,783	68,761	68%

Net income attributable to HARMAN International Industries, Incorporated - nominal currency	82,973	46,452	79%
Effects of foreign currency translation (1)		(789)

Net income attributable to HARMAN International Industries, Incorporated - local currency	82,973	45,663	82%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of these consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. The Company encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges (In thousands; unaudited)	Three Months Ended September 30		Increase / (Decrease)
	2014	2013
Net sales - nominal currency	$1,428,922	$1,171,805	22%
Effects of foreign currency translation (1)		(676)

Net sales - local currency	1,428,922	1,171,129	22%

Gross profit - nominal currency	417,555	323,698	29%
Effects of foreign currency translation (1)		(689)

Gross profit - local currency	417,555	323,009	29%

SG&A - nominal currency	289,964	230,281	26%
Effects of foreign currency translation (1)		608

SG&A - local currency	289,964	230,889	26%

Operating income - nominal currency	127,591	93,417	37%
Effects of foreign currency translation (1)		(1,297)

Operating income - local currency	127,591	92,120	39%

Net income attributable to HARMAN International Industries, Incorporated - nominal currency	91,895	66,866	37%
Effects of foreign currency translation (1)		(1,464)

Net income attributable to HARMAN International Industries, Incorporated - local currency	91,895	65,402	41%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. The Company encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	GAAP	Adjustments	Non-GAAP - Operational	GAAP	Adjustments	Non-GAAP - Operational
HARMAN:
Operating income	115,783	11,808	127,591	69,382	24,035	93,417
Depreciation & Amortization	37,427	(1,394)	36,033	31,713	(2,020)	29,693
EBITDA	153,210	10,414	163,624	101,095	22,015	123,110
INFOTAINMENT:
Operating income	77,353	1,377	78,730	32,427	22,082	54,509
Depreciation & Amortization	17,037	(1,371)	15,666	16,042	(1,350)	14,692
EBITDA	94,389	6	94,396	48,469	20,732	69,201
LIFESTYLE
Operating income	49,966	3,518	53,484	41,240	1,504	42,743
Depreciation & Amortization	9,379	0	9,379	8,294	(621)	7,673
EBITDA	59,344	3,518	62,863	49,534	882	50,416
PROFESSIONAL
Operating income	23,265	4,851	28,115	26,480	450	26,930
Depreciation & Amortization	8,941	(23)	8,918	4,509	(49)	4,460
EBITDA	32,206	4,828	37,034	30,989	401	31,390

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these consolidated financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	September 30, 2014
$ millions
Cash & cash equivalents	$398
Short-term investments	0
Available credit under Revolving Credit Facility	545
Total Liquidity	$943